Exhibit 99.1

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

Invitrogen Corporation Announces Offering of Convertible Senior Notes due 2025

CARLSBAD, CA, June 13, 2005—Invitrogen Corporation (Nasdaq: IVGN) announced today that it intends to offer $300 million of senior convertible notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also intends to grant the initial purchasers of the notes an option to purchase up to an additional $50 million aggregate principal amount of the notes to cover over-allotments.

The Company intends to use a portion of the net proceeds of the offering to repay approximately $124 million borrowed under the Company’s revolving line of credit with Bank of America, N.A. The Company intends to use the balance of the net proceeds for potential acquisitions and for general corporate purposes, including the potential repayment or redemption of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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